Press Release

GLOBAL HEALTH VENTURES ANNOUNCES PRELIMINARY RESULTS OF TESTING OF ITS MALE SEXUAL ENHANCEMENT DRUG “X-Excite”.

Vancouver, BC (November 30, 2009) – Global Health Ventures Inc. (OTCBB: GHLV), or the “Company” a Specialty Pharma is pleased to announce today that it has tested the samples of the drug “X-Excite”, Global’s male sexual enhancement drug which was manufactured by Vida Pharma under contract. The goal of the study was to establish a suitable tablet size, color, good taste, and suitable tablet hardness. The Company now reports that, test showed for both, the color and taste very satisfactory. Similarly the size of the tablets were good and can be made in a commercial setting without problem. The tablet hardness was less suitable. The Company now plans to produce several more samples with different pharmaceutical expedients to bring the hardness down to the acceptable range. This process can take another 1-2 months of manufacturing and testing, but the management does not anticipate difficulty.

Pharmaceutical drugs are very bitter in taste that often have prevented their use directly over or under the tongue. It is crucial to mask the taste, if it is planned to be used sublingually. “We are very pleased that we resolved the problem of taste and choose the final color format for the drug, thus putting the product in line for human clinical trials” said Dr. Hassan Salari, President & CEO”

X-Excite is a male sexual enhancement drug. It is a new formulation of an existing sexual enhancement drug, which is designed to rapidly enter the blood system, maximizing its efficacy and performance. The drug is developed to work sublingually, thus having a more rapid mode of action, and bypassing all the inconveniences and many side effects associated with other application routs. Life style products, such as ViagraTM, CialisTM and LevitraTM, etc are highly lucrative (nearly $5 billion) for pharmaceutical companies. This lucrative market will continue to grow for the foreseeable future. The Company hopes to capture a sizable portion of this market.

About Global Health Ventures, Inc.

Global Health Ventures, Inc. (the “Company”) is a specialty pharma with focus on the Over-The-Counter drug market. The Company has a new proprietary platform technology that delivers many approved drugs via the sublingual (under the tongue) route. This unique method delivers low dose drugs directly to the blood stream, bypassing all the side effects of digestive and liver system breakdowns, while maintaining product efficacy. The Company currently has five products in various stage of development.

Safe Harbor Statement

This press release includes forward-looking statements that involve a number of risks and uncertainties, including the success of the products in commercializing and developing. Further, the risks involve the ability of the Company to raise capital to fund its operations and the capital requirements for the development and marketing of its products. Investors are encouraged to review the risk factors listed or described from time to time in the Company’s filings (10K) with the Securities and Exchange Commission.

For Contact:

Trinth Kim Lam

Toll free: 1-877- 448 4620

Tel: + 604 - 324 4844

Website: http://www.globalhealth3000.com

Email: tlam@globalhealth3000.com